

            EXHIBIT 12


            ----------

                                 DOW CORNING CORPORATION
                                 -----------------------
                    COMPUTATION OF RATIO OF EARNINGS TO FIXED
CHARGES

- -------------------------------------------------
                                 (in millions of dollars)



                                                        Year
ended December 31,

- -----------------------------------------
                                               1993      1992
1991     1990     1989
                                               ----      ----
- ----     ----     ----

Earnings:

  Income from continuing operations
   before income taxes, minority interest
   and cumulative effects of changes in
   accounting principles                     $(422.0)   $ 50.0
$209.0   $261.0   $266.6

  Less:
   Equity in earnings (losses) of
     less than 50%-owned companies
     in excess of distributed income            (0.3)     (1.9)

(1.8)    (4.1)    (4.4)

  Add:
   Fixed charges                                61.3      51.2

49.2     48.5     37.7
   Amortization of capitalized interest          9.0       8.4

 7.2      5.7      5.2

  Deduct:
   Interest capitalized during the period       12.0      11.8

11.8     15.7     11.4
                                             -------    ------
- ------   ------   ------


Earnings for computation purposes            $(363.4)   $ 99.7
$255.4   $303.6   $302.5
                                             =======    ======
======   ======   ======

Fixed charges:
  Interest, expensed or capitalized           $ 45.3    $ 34.2
$ 33.3   $ 34.4   $ 24.8
  Amortization of debt expense                   0.6       0.9

 0.3      0.3      0.3
  Portion of rents representative of
   the interest factor                          15.4      16.1

15.6     13.8     12.6
                                             -------    ------
- ------   ------   ------

Fixed charges for computation purposes       $  61.3    $ 51.2
$ 49.2   $ 48.5   $ 37.7
                                             =======    ======
======   ======   ======

Ratio of earnings to fixed charges           $ <F1>        1.9

 5.2      6.3      8.0
                                             =======    ======
======   ======   ======

<F1>  Earnings are inadequate to cover fixed charges.  The amount of the coverage
deficiency for the year ended December 31, 1993 was $424.7.